Exhibit 99.1

CytoSorbents 2021: Leadership and Growth in the “New Normal”

MONMOUTH JUNCTION, NJ – February 18, 2021 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, issues a stockholder letter from Chief Executive Officer, Dr. Phillip Chan. Additional detail will be forthcoming in the Company’s Q4 and Full Year 2020 earnings press release and Form 10-K, expected March 9, 2021.

Goals for Future Growth in 2021 and Beyond

1.	Achieve solid growth in product revenue, while replacing COVID-19 sales
2.	Prioritize path to U.S. regulatory approval of CytoSorb based on ticagrelor removal in cardiothoracic surgery
3.	Build-out the U.S. commercialization team
4.	Execute on our new clinical trial strategy in the U.S. and Europe
5.	Expand manufacturing facility to accommodate a peak capacity of $350-400M in sales
6.	Roll out a new company look and perspective

Dear Stockholders and Friends,

Last month, we were pleased to pre-announce preliminary, unaudited 2020 total revenue of $40.8 million and product sales of nearly $40 million, representing 73% growth from 2019, and a healthy year-end cash balance of approximately $71 million, despite the COVID-19 pandemic - one of the most serious debacles the world has faced in recent history.

In 2020, COVID-19 was a force majeure that ground global economic growth to a halt. Companies everywhere and in every industry faced a host of unknowns, including the potential for a precipitous drop in revenue, the risk of major losses and even bankruptcy, the prospect of mass workforce lay-offs, and the risk of true personal harm to their employees – especially those that could not work remotely.  Certainly for CytoSorbents, COVID-19 led to many unprecedented and complex challenges that had a profound impact on nearly every part our company, from sales to manufacturing to clinical trials.  That said, we believe the experience and resourcefulness of our leadership team, including management and the Board of Directors, and the tenacity, hard work, and dedication of our employees, enabled us to both navigate safely through most of these obstacles and to have our best year ever.

With so much uncertainty caused by the COVID-19 crisis, we moved decisively in 2020 to embrace our opportunities, protect our business, drive innovation, and importantly, lay the building blocks for future growth.

Embracing Opportunity

Although COVID-19 has disrupted many aspects of our business, it has also been a catalyst, helping to bring the dangers of hyperinflammation, and specifically the term “cytokine storm,” into the collective consciousness, while shining a spotlight on CytoSorb. This in turn, led us to pivot quickly to maximize our sales of CytoSorb for both COVID-19 and our non-COVID-19 core businesses in critical care and cardiac surgery. Because of this, in a down year for many companies, we continued to extend our scientific and commercial leadership in these existing markets, and also in new applications we helped to create. But our success did not happen by chance. It was due to the dedicated effort and hard work from our entire company to take advantage of every opportunity. Even the increase in sales related to COVID-19 was only possible because of the extensive prior use of CytoSorb to treat cytokine storm. For example:

•	We were one of the first companies to publicly highlight the connection between cytokine storm, hyperinflammation, and severity of COVID-19, and the potential of CytoSorb to help, early on in the pandemic, setting the theme for the rest of the year and generating publicity and major media coverage by the New York Times, Bloomberg, Fox Business News, and others.
•	We quickly established CytoSorb as a potential treatment option in critically ill COVID-19 patients with our first treatments of afflicted patients where the pandemic began in Wuhan, China.
•	Then, together with our distribution and strategic partners, we responded quickly to growing global demand for CytoSorb due to COVID-19. This led to the inclusion of CytoSorb, or blood purification to treat cytokine storm, into the COVID-19 treatment guidelines in many countries, the specific authorization for use in COVID-19 patients in India, Israel, and most recently Canada, and the rapid registration and distribution of CytoSorb throughout Latin America, including Brazil, Mexico, Colombia, and Argentina. We estimate that more than 5,000 COVID-19 patients have been treated with CytoSorb across more than 30 countries, contributing to the more than 121,000 cumulative CytoSorb treatments delivered across 67 countries worldwide to date.

•	We rapidly adapted to the new world of “virtual” commercialization amidst widespread hospital lockdowns during the COVID-19 pandemic, via dozens of webinars and video-teleconferences, virtual symposia, and other creative approaches.
•	Meanwhile, we pursued COVID-19 related opportunities in the U.S. In parallel discussions with BARDA, where CytoSorb was deemed "Highly Relevant" in the response to COVID-19, we had active discussions with FDA, where CytoSorb became one of the first blood purification technologies to receive FDA Emergency Use Authorization (EUA) for adult, critically-ill COVID-19 patients with imminent or confirmed respiratory failure. With FDA EUA, we launched U.S. commercialization from square one, rapidly assembling a small dedicated internal team, and later establishing multiple commercialization partnerships that included long-term partner Terumo Cardiovascular, covering the majority of the U.S.
•	In addition to the growing number of positive data presentations from international centers supporting the use of CytoSorb during COVID-19, we are now collecting U.S. and international patient-level data through our U.S./International “CytoSorb Therapy in COVID-19 (CTC)” registry. The goal is to evaluate CytoSorb as a key part of a more comprehensive “lung resting” strategy to treat patients with acute respiratory distress syndrome (ARDS) on mechanical ventilation or extracorporeal membrane oxygenation (ECMO) therapy. The treatment of ARDS is a very large market and remains a major unmet medical need in critical care, carrying a high mortality despite steroids, prone positioning, low tidal volume ventilation, and other conventional treatments.

Protecting our Business

Not since the financial crisis of 2007-2008 have we seen such a pervasive and devastating threat to the global economy and our personal lives. The COVID-19 pandemic didn’t just create fear and uncertainty, it wreaked universal havoc on governments, entire industry sectors, companies, families, and individuals. To protect our company:

•	We moved quickly to a remote workplace for our office personnel, while putting together frequent town hall meetings to keep our employees informed, and to maintain team connectivity.
•	We put multiple safeguards in place to protect our manufacturing staff, which helped keep our manufacturing facility running, and resulted in our ability to ramp production 24/7 with multiple shifts and lines fueled by record hires, with nearly 50,000 devices produced in 2020. To put that volume into perspective, prior to starting 2020, we had cumulatively delivered a total of 80,000 devices since our 2011 CE Mark approval.

•	We secured the future of the company by solidifying our balance sheet through exercises of our ATM facility and a secondary public offering in July 2020 that increased our cash balance to $89 million, grew our institutional ownership to approximately 40%, added new analyst coverage by SVB Leerink and Jefferies, and most importantly, gave us the capital and optionality to invest in growth initiatives such as clinical trials, a larger manufacturing facility, and our commercial organization. After obtaining the Paycheck Protection Program (PPP) loan, we repaid the loan to make the funds available to companies in greater need, and ultimately repaid our $15 million loan with Bridge Bank, completely eliminating long-term debt from our balance sheet
•	We also continued to manage our expenses carefully, exercising fiscal discipline and staying within budget.

Driving Innovation

We believe innovation is the lifeblood of our company, fueled by our own investment as well as more than $38 million in government contracts, grants, and other non-dilutive funding towards our technology over the past many years. In 2020, we made excellent progress in advancing our pipeline of potential products. For example, we:

•	Attained E.U. approval of the ECOS-300CY cartridge for the ex vivo organ perfusion market. Today, there is a growing market for keeping organs alive outside of the body, prior to their transplant into someone who needs them, by continuously circulating an oxygenated, temperature-controlled fluid called perfusate through the organ. The ECOS-300CY cartridge can reduce excessive cytokines and other inflammatory toxins in this perfusate that can otherwise damage the organ. In doing so, CytoSorb holds the promise of increasing the scarce availability of solid organs for transplant by preserving the function of healthy donated organs, and also rehabilitating dysfunctional ones that would normally be discarded. We believe the ECOS-300CY could become a valuable improvement to ex vivo organ perfusion systems sold by other companies such as our partner Aferetica (Italy), and open a market that has recently garnered keen investor interest.
•	Received $8.4M in grants and contracts last year from the U.S. Army and the U.S. Department of Defense to bring our HemoDefend-BGA universal plasma and whole blood program technology, currently in advanced development and validated by the military, to human clinical trials. In addition to the military needs, there is a large civilian blood transfusion market as well. In 2017, approximately three million units of plasma were distributed in the United States alone.

Laying the Foundation for Future Growth

For most companies, 2021 will be a transition year as COVID-19 hopefully fades from dominance, and business returns to “the new normal.” We expect the same, but unlike our contemporaries in the medical device industry that suffered revenue shortfalls from sharp declines in elective surgeries, we were fortunate to actually see a surge in sales, both from COVID-19 and its halo effect on our underlying business. As such, our focus for 2021 is not on recovery, but on progress and growth. Our overall projected goals for this year are to:

•	Achieve solid growth in product revenue, while replacing COVID-19 sales – As we discussed a little more than a year ago, we had already invested heavily for growth for 2020. We led a significant build-out of our commercial teams – including our direct sales force and our international distributor business, an expansion of our existing manufacturing facility to an increased capacity of $80M in sales, new and more compelling clinical data, and a host of new exciting applications, such as the new CytoSorb E.U. approvals obtained in 2020 to remove the blood thinners, ticagrelor (Brilinta®, Brilique®, AstraZeneca) and rivaroxaban (Xarelto®, Janssen and Bayer) during urgent or emergent cardiothoracic surgery. This preparation allowed us to rapidly respond to the surge in demand for CytoSorb from the COVID-19 pandemic and our core businesses, resulting in a 73% increase in sales from a year ago. Yet remarkably, we were able to achieve these results with the proverbial one hand tied behind our back. During the pandemic, hospitals restricted visits from sales reps and non-essential personnel, overworked physicians had no time for non-emergent meetings, medical conferences went virtual and were poorly attended, and elective surgery cases and non-COVID-19 admissions were down due to hospital bandwidth and patient fears. We frequently observed that a COVID-19 patient gained was also a “typical” patient lost – often an elective surgery case that was cancelled to make room for a COVID-19 patient. With an expected transition back to business in the “new normal,” we expect to benefit from the full force of our investments in people, infrastructure, and new applications, which we believe will help us to organically replace COVID-19 revenue.

•	Prioritize path to U.S. regulatory approval of CytoSorb based on ticagrelor removal in cardiothoracic surgery

Last April, we achieved FDA Breakthrough Designation of CytoSorb to remove ticagrelor during urgent or emergent cardiothoracic surgery. However, expectedly, the Agency focused on the pandemic which significantly delayed the FDA’s availability to advance non-COVID-19 applications. That said, we recently just met again with the Agency and believe that we are now aligned on the positive benefit-risk profile of the therapy and the additional clinical data needed to support approval. Furthermore, we recently strengthened our team by hiring David Cox as Vice President of Global Regulatory Affairs, formerly VP of Regulatory Affairs at Integra LifeSciences. David is a seasoned regulatory executive with a long track record of regulatory successes at Integra, Terumo BCT, and Medtronic, who will add the needed firepower and focus to our regulatory efforts. There is another point that makes U.S. FDA Breakthrough Designation even more meaningful. Last month, the Centers for Medicare & Medicaid Services (CMS) announced the Medicare Coverage of Innovative Technology pathway that will provide national Medicare coverage as early as the same day as FDA market authorization for breakthrough medical devices, where coverage would last 4 years. This program is expected to speed adoption of CytoSorb, if approved, across the U.S. for this application. Finally, the United Kingdom’s internationally renowned National Institute for Health and Care Excellence (NICE), viewed by most as the world’s leading authority in evaluating the cost-effectiveness of novel therapies, just recently issued a Medtech Innovation Briefing on CytoSorb for reducing risk of bleeding during cardiac surgery, highlighting the unique potential of CytoSorb to improve clinical outcomes and efficiency that can lead to substantial cost savings to hospital systems.

•	Build-out the U.S. commercialization team – In anticipation of a potential U.S. approval in the future, and with active U.S. sales related to our FDA Emergency Use Authorization of CytoSorb for COVID-19, we added James Komsa as Vice President of U.S. Sales and Marketing, an 18-year veteran at Medtronic with Vice President roles in the Restorative Therapy (RTG), Spine, and Cardiac and Vascular (CVG) groups. In the near-term, Jim has been working to optimize COVID-19 sales amongst our commercialization partners in the U.S. Longer-term, his main goal is to develop and build a comprehensive commercialization strategy and team for a potential U.S. launch, pending FDA approval, of CytoSorb for ticagrelor removal during cardiothoracic surgery.
•	Execute on our new clinical trial strategy in the U.S. and Europe – We are building a global team with core expertise in successfully designing and executing rigorous clinical trials that will support regulatory approvals and drive market adoption. In 2021, we will launch numerous company-sponsored trials in cardiac surgery and critical care including studies in antithrombotic drug removal, septic shock, and acute liver disease. Meanwhile, the pivotal REFRESH 2-AKI trial is resuming following the favorable interim safety review and we continue to wait for topline data from the REMOVE trial that are expected soon. We will discuss the clinical strategy in greater detail in the upcoming Q4 and Full Year 2020 earnings press release.
•	Expand our manufacturing facility to accommodate a peak capacity of $350-400M in sales - We estimate it will take approximately 1.5 to 2 years to build-out, validate, and bring a new facility on line, consistent with the timing of our growth projections. Based on volume production and other manufacturing efficiencies, we expect continued significant improvements in our product gross margins, which were greater than 80% in Q4 2020.
•	Roll out a new company look and perspective – We have some exciting changes planned for this year with new branding, new messaging, a revitalized look, and a strengthened focus on building greater awareness of our Company and our accomplishments in the investment community. Stay tuned.

What Next?

In 2021, we are still working to manage the challenges of the COVID-19 pandemic, though fortunately rates of new infection have been falling worldwide. With the rollout of COVID-19 vaccinations, we are optimistic that the COVID-19 pandemic will abate significantly, but not completely disappear, by mid-summer. According to Bloomberg, more than 186 million vaccinations have been given across 82 countries, with 57 million doses already administered among 40 million people in the U.S. Although an encouraging start, there are 7.8 billion people worldwide, and in the U.S., only 20% have either been infected or received a vaccine. At current reported vaccination rates, it will take an estimated 9 months to vaccinate 75% of the U.S. population alone.

And even as the world races to vaccinate the masses, the virus has not been standing still. Potentially more deadly variants of the virus are now circulating with the highly contagious B.1.1.7 variant, first isolated in the United Kingdom, now in more than 40 U.S. states and doubling in new U.S. infections every 10 days. The U.S. Centers of Disease Control and Prevention (CDC) expect B.1.1.7 to become the dominant strain in the U.S. by March. Fortunately, the vaccines from Pfizer and Moderna appear to protect against this strain. However, there are even more worrisome strains, such as the B.1.351 variant that originated in South Africa, and now the B.1.525 variant, found in 11 countries including here in the U.S., with multiple mutations that may confer a degree of resistance to some vaccines. For example, early in vitro studies indicate that the Moderna and Pfizer vaccines may be less effective, and the AstraZeneca vaccine is not efficacious enough, against the B.1.351 variant. Time will tell if these mutant viruses become major problems, but what is clear is that the coronavirus, in some shape or form, will continue to be with us for some time.

Regardless of what will happen, know that the same leadership team that has successfully and responsibly led the Company through a tremendous multi-year expansion with strong and consistent growth, and through numerous complicated challenges such as the COVID-19 pandemic, has only gotten stronger with our recent additions, and remains committed to the future success of CytoSorbents.

A Sincere Word of Thanks

In a time of crisis, true heroes see the need and heed the call, without thought for themselves. Our appreciation and gratitude to all of the unsung heroes on the front lines of the pandemic - from the myriad of healthcare workers and support staff, the first responders, and researchers, to all of those in the background who kept the economy running and kept our families fed and supplied, our houses warm and connected, our children educated, and made it possible for the rest of us to shelter in place. And on behalf of the Board of Directors and the management team, a sincere word of thanks to all of you in our extended CytoSorbents family – patients and their families, physicians, nurses, perfusionists and other healthcare workers, scientific and clinical researchers, hospital administrators, distributors, strategic partners, service providers, shareholders, and our amazing employees and their families - for your tremendous dedication and effort in a challenging year, and for your support, trust, and faith in CytoSorb and our Company. Without you, this past year would not have been possible. Wishing everyone a safe, healthy, and prosperous 2021!

Dr. Phillip Chan, MD, PhD

Chief Executive Officer

CytoSorbents Corporation

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 67 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorb® has been used in more than 121,000 human treatments to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma), and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $38 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including ECOS-300CY™, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.   For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, including statements regarding our expectations about our cash runway, the advancement of our trials, our plans to initiate new trials, our goals to develop and commercialize CytoSorb and the timing thereof, the potential impact of COVID-19 on our operations and milestones, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements, particularly in light of the current coronavirus pandemic, where businesses can be impacted by rapidly changing state and federal regulations, as well as the health and availability of their workforce. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:
Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Public Relations Contact:

Eric Kim

Rubenstein Public Relations

212-805-3052

ekim@rubensteinpr.com